EXHIBIT 99.1

Contacts:	Manny Villafaña Chairman & CEO, John L. Babitt President & COO CABG Medical, Inc. PHONE (763) 258 8005 FAX (763) 258 8008

FOR IMMEDIATE RELEASE

CABG MEDICAL, INC. ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION

Minneapolis, January 14, 2005—CABG Medical, Inc. (NASDAQ: CABG) announced today that the underwriters of the company’s recent initial public offering of its common stock have exercised in full their over-allotment option to purchase an additional 825,000 shares of the company’s common stock at a price of $5.50 per share, before deducting underwriting discounts and commissions.

Feltl and Company and Ladenburg Thalmann & Co. Inc. served as co-managers of the offering. A copy of the final prospectus may be obtained by contacting Feltl and Company at 225 South Sixth Street, Suite 4200, Minneapolis, Minnesota 55402 or Ladenburg Thalmann & Co. Inc. at 590 Madison Avenue, New York, New York 10022.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on December 7, 2004. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CABG Medical, Inc. is a medical device company developing drug-eluting technologies and therapies to improve the treatment of coronary heart disease, or CHD, by advancing conventional bypass surgery. We have designed our first product, the Holly Graft System, by leveraging our understanding of flow dynamics, material sciences and drug combinations to create a drug-eluting coronary graft system.

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